UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 23, 2009

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Submission of Matters to a Vote of Security Holders.

On December 23, 2009, Extreme Networks, Inc. held its annual meeting of stockholders (the “Annual Meeting”). Four proposals were considered and approved by the stockholders. Approximately 89.4% percent of outstanding shares were represented at the meeting.

Proposal #1 Election of Directors Including Director Exceptions.

John H. Kispert, Edward B. Meyercord III, and Harry Silverglide, the directors nominated as Class II directors to hold office for a three-year term until the annual meeting of stockholders in 2012 and until their successors are elected and qualified or until their earlier resignation or removal, were each elected to our Board of Directors as Class II directors.

	For	% of Voted	Withheld	% of Voted
John H. Kispert	70,227,124	87.97%	9,604,432	12.03%
Edward B. Meyercord III	70,223,471	87.97%	9,608,085	12.03%
Harry Silverglide	69,222,378	86.72%	10,609,178	13.28%

Proposal #2 Appointment of the Company’s Independent Auditors.

Our stockholders ratified the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending June 27, 2010.

	For	Against	Abstain	Broker Non-Votes
Votes	77,917,276	364,872	1,549,408	0
% of Voted	97.60%	0.45%	1.94%

Proposal #3 Approval of Voluntary Exchange Program.

Our stockholders approved a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) and to exchange certain other stock options that are more substantially underwater for a cash payment.

	For	Against	Abstain	Broker Non-Votes
Votes	50,327,931	3,691,397	3,001,359	22,810,869
% of Voted	88.26%	6.47%	5.26%

Proposal #4 Amendment to 2005 Plan to Increase Shares.

Our stockholders approved an amendment to the 2005 Plan to increase by 4,000,000 the maximum number of shares of our common stock that may be issued under the 2005 Plan.

	For	Against	Abstain	Broker Non-Votes
Votes	41,858,302	15,069,598	92,788	22,810,868
% of Voted	73.40%	26.42%	0.16%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2010

EXTREME NETWORKS, INC.

By:	/s/ BOB L. COREY
Bob L. Corey
Senior Vice President and Chief Financial Officer and Acting President and Chief Executive Officer